Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
On June 14, 2016, Par Pacific Holdings, Inc. ("Par") entered into a unit purchase agreement (the “Purchase Agreement”) with Black Elk Refining, LLC, to purchase all of the issued and outstanding units representing the membership interests in Hermes Consolidated, LLC (d/b/a Wyoming Refining Company) and indirectly Wyoming Refining Company’s wholly-owned subsidiary, Wyoming Pipeline Company, LLC (collectively, “Wyoming Refining”) (the "WRC Acquisition"). The WRC Acquisition closed on July 14, 2016.
The following unaudited pro forma condensed combined financial information (the “Pro Forma Financial Information”) sets forth selected historical consolidated financial information for Par and gives effect to the WRC Acquisition, including the financing thereof. The historical data provided for the year ended December 31, 2015 is derived from our audited annual consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015 and from the Wyoming Refining audited consolidated financial statements for the year ended December 31, 2015 attached as Exhibit 99.3. The historical data provided as of and for the six months ended June 30, 2016 is derived from our unaudited interim consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 and the Wyoming Refining unaudited condensed consolidated financial statements as of June 30, 2016 and for the six months ended June 30, 2016 and 2015 attached as Exhibit 99.4.
The unaudited pro forma condensed combined balance sheet as of June 30, 2016 gives effect to the WRC Acquisition as if it had occurred on June 30, 2016. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2016 and the year ended December 31, 2015 both give effect to the WRC Acquisition as if it had occurred on January 1, 2015. The Pro Forma Financial Information is provided for informational and illustrative purposes only and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes in our Annual Report on Form 10-K for the year ended December 31, 2015 (as amended); our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016; and the Wyoming Refining consolidated financial statements for the year ended December 31, 2015 and six months ended June 30, 2016 and 2015 attached as Exhibit 99.3 and Exhibit 99.4, respectively.
The pro forma adjustments, as described in the notes to the Pro Forma Financial Information, are based on currently available information. The pro forma adjustments included on the pro forma condensed combined statement of operations only include adjustments which have an ongoing impact. We believe such adjustments are reasonable, factually supportable and directly attributable to the events and transactions described below. The Pro Forma Financial Information does not purport to represent what our actual consolidated results of operations or financial position would have been had the events and transactions occurred on the dates assumed, nor is it necessarily indicative of our future financial condition or consolidated results of operations.
The Pro Forma Financial Information gives effect to the WRC Acquisition and the financing of the WRC Acquisition as described below:
Bridge Notes
On July 14, 2016, in connection with the WRC Acquisition, we issued approximately $52.6 million in aggregate principal amount of the “Bridge Notes” in a private offering pursuant to the terms of a note purchase agreement (the “Note Purchase Agreement”) entered into among us and the purchasers of the Bridge Notes. The net proceeds from the sale of the Bridge Notes of $50 million were used to fund a portion of the consideration for the WRC Acquisition.
Subject to the conversion of the Bridge Notes, the entire outstanding principal balance of the Bridge Notes, plus accrued and unpaid interest thereon, will be due and payable on October 12, 2016. In the event that we have commenced, but not closed, a registered pro-rata subscription rights offering (the “Rights Offering”) for the Company’s common stock, on or prior to October 12, 2016, the maturity date will be automatically extended to November 14, 2016.

Upon the closing of the Rights Offering and prior to the mandatory conversion of the Bridge Notes, all of the net proceeds of the Rights Offering will first be applied to pay (i) any and all unpaid expenses incurred by the purchasers of the Bridge Notes, (ii) all accrued and unpaid interest on the Bridge Notes and (iii) the outstanding principal amount of the Bridge Notes. Thereafter, to the extent not paid in cash with the net proceeds from the Rights Offering, all, but not less than all, of the outstanding aggregate principal amount plus accrued and unpaid interest, if any, on the Bridge Notes will convert into shares of the Company’s common stock.

Chambers Credit Agreement
On July 14, 2016, in connection with the WRC Acquisition, Par Wyoming Holdings, LLC, our indirect wholly-owned subsidiary, entered into a Credit Agreement with Chambers Energy Management, LP (the “Chambers Credit Agreement”), which provides for a single advance secured term loan to our subsidiary in the amount of $65.0 million (the "Chambers Loan"). The proceeds of the Chambers Loan were used to pay a portion of the consideration for the WRC Acquisition and to pay certain fees and closing costs. The Chambers Loan matures and is fully payable on July 14, 2021 and may be prepaid, subject to the terms and requirements set forth in the Chambers Credit Agreement.
Wyoming Refining Company Credit Facility
Wyoming Refining Company and its wholly owned subsidiary, Wyoming Pipeline Company LLC, are borrowers (the “BofA Facility Borrowers”) under a Third Amended and Restated Loan Agreement dated as of April 30, 2015 (as amended from time to time, the “BofA Loan Agreement”), with Bank of America, N.A., as the lender (“BofA”). The BofA Loan Agreement remained in place following the consummation of the WRC Acquisition.
The BofA Loan Agreement provides for (a) a revolving credit facility in the maximum principal amount at any time outstanding of $30 million, subject to a borrowing base, which provides for revolving loans and for the issuance of letters of credit, and (b) certain term loans which are fully advanced. Once repaid, the term loans may not be reborrowed. On July 14, 2016, the aggregate outstanding principal amount of the term loans under the BofA Loan Agreement was approximately $58.0 million and the aggregate outstanding principal amount of revolving loans under the BofA Loan Agreement was approximately $10.2 million.
The Pro Forma Financial Information has been prepared using the acquisition method of accounting in accordance with accounting principles generally accepted in the U.S., whereby we are required to record the assets acquired and liabilities assumed in the WRC Acquisition at their estimated fair values as of the closing date of the WRC Acquisition. We have not yet completed our analysis of the fair value of the acquired assets and liabilities given the complexities inherent in the valuation; therefore, the purchase price allocation used in the preparation of the unaudited pro forma combined financial statements included herein should be considered preliminary. Actual results could vary materially from the Pro Forma Financial Information. In addition, the adjustments related to the WRC Acquisition do not reflect any of the synergies and cost reductions that may result from the WRC Acquisition.

PAR PACIFIC HOLDINGS, INC. AND SUBSIDIARIES
PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2016
(Unaudited)
(in thousands)

	Historical		Pro Forma
	Par (a)	Wyoming Refining (b)	Adjustments		Par As Adjusted
ASSETS
Current assets
Cash and cash equivalents	$164,137	$5,354	$(110,210)	(c)	$59,281
Restricted cash	747	—	10,000	(d)	10,747
Trade accounts receivable	62,788	28,128	—		90,916
Inventories	238,498	21,286	6,155	(e)	265,939
Prepaid and other current assets	59,695	1,864	—		61,559
Total current assets	525,865	56,632	(94,055)		488,442
Long-term assets
Property and equipment, net	200,599	207,380	47,220	(f)	455,199
Investment in Laramie Energy, LLC	112,385	—	—		112,385
Intangible assets, net	31,903	—	—	(f)	31,903
Goodwill	40,738	16,284	28,146	(f)	85,168
Other long-term assets	25,731	649	—		26,380
Total assets	$937,221	$280,945	$(18,689)		$1,199,477
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current maturities of long-term debt	$11,000	$9,286	$—		$20,286
Obligations under inventory financing agreements	265,618	—	—		265,618
Accounts payable	30,176	41,231	—		71,407
Current portion of contingent consideration	1,042	—	—		1,042
Other accrued liabilities	53,389	14,862	—		68,251
Total current liabilities	361,225	65,379	—		426,604
Long-term liabilities
Notes payable	—	—	49,904	(g)	49,904
Long-term debt, net of current maturities	230,850	71,133	63,588	(h)	365,571
Common stock warrants	5,276	—	—		5,276
Long-term capital lease obligations	1,914	—	—		1,914
Other liabilities	12,321	7,350	4,902	(i)	24,573
Total liabilities	611,586	143,862	118,394		873,842

Stockholders’ equity
Total stockholders’ equity	325,635	137,083	(137,083)	(j)	325,635
Total liabilities and stockholders’ equity	$937,221	$280,945	$(18,689)		$1,199,477

The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.

PAR PACIFIC HOLDINGS, INC. AND SUBSIDIARIES
PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2016
(Unaudited)
(in thousands, except per share amounts)

	Historical		Pro Forma
	Par (a)	Wyoming Refining (b)	Adjustments		Par As Adjusted
Revenues	$791,604	$147,818	$1,516	(k)	$940,938

Operating expenses
Cost of revenues (excluding depreciation)	707,051	120,652	(3,267)	(k)	824,436
Operating expense (excluding depreciation)	73,961	21,168	—		95,129
Lease operating expense	124	—	—		124
Depreciation, depletion and amortization	10,196	4,188	383	(l)	14,767
General and administrative expense	21,791	5,982	—		27,773
Acquisition and integration expense	1,516	—	(846)	(m)	670
Total operating expenses	814,639	151,990	(3,730)		962,899

Operating income (loss)	(23,035)	(4,172)	5,246		(21,961)

Other income (expense)
Interest expense and financing costs, net	(10,719)	(1,472)	(6,513)	(n)	(18,704)
Other income (expense), net	116	130	—		246
Change in value of common stock warrants	2,820	—	—		2,820
Change in value of contingent consideration	9,728	—	—		9,728
Equity losses from Laramie Energy, LLC	(18,818)	—	—		(18,818)
Total other income (expense), net	(16,873)	(1,342)	(6,513)		(24,728)

Loss before income taxes	(39,908)	(5,514)	(1,267)		(46,689)
Income tax benefit	8,147	—	—	(p)	8,147
Net loss	$(31,761)	$(5,514)	$(1,267)		$(38,542)

Earnings (loss) per share
Basic	$(0.77)				$(0.85)
Diluted	$(0.77)				$(0.85)
Weighted average number of shares outstanding
Basic	40,991		4,296	(q)	45,287
Diluted	40,991		4,296	(q)	45,287

The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.

PAR PACIFIC HOLDINGS, INC. AND SUBSIDIARIES
PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2015
(Unaudited)
(in thousands, except per share amounts)

	Historical		Pro Forma
	Par (o)	Wyoming Refining (b)	Adjustments		Par As Adjusted
Revenues	$2,066,337	$301,173	$2,003	(k)	$2,369,513

Operating expenses
Cost of revenues (excluding depreciation)	1,787,368	224,638	2,162	(k)	2,014,168
Operating expense (excluding depreciation)	136,338	46,161	—		182,499
Lease operating expense	5,283	—	—		5,283
Impairment expense	9,639	—	—		9,639
Depreciation, depletion and amortization	19,918	7,968	765	(l)	28,651
General and administrative expense	44,271	11,743	—		56,014
Acquisition and integration expense	2,006	—	—		2,006
Total operating expenses	2,004,823	290,510	2,927		2,298,260

Operating income (loss)	61,514	10,663	(924)		71,253

Other income (expense)
Interest expense and financing costs, net	(20,156)	(1,847)	(13,025)	(n)	(35,028)
Loss on termination of financing agreements	(19,669)	(165)	—		(19,834)
Other income (expense), net	(291)	(160)	—		(451)
Change in value of common stock warrants	(3,664)	—	—		(3,664)
Change in value of contingent consideration	(18,450)	—	—		(18,450)
Equity losses from Laramie Energy, LLC	(55,983)	—	—		(55,983)
Total other income (expense), net	(118,213)	(2,172)	(13,025)		(133,410)

Income (loss) before income taxes	(56,699)	8,491	(13,949)		(62,157)
Income tax benefit	16,788	—	—	(p)	16,788
Net income (loss)	$(39,911)	$8,491	$(13,949)		$(45,369)

Earnings (loss) per share
Basic	$(1.06)				$(1.08)
Diluted	$(1.06)				$(1.08)
Weighted average number of shares outstanding
Basic	37,678		4,296	(q)	41,974
Diluted	37,678		4,296	(q)	41,974

The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.

PAR PACIFIC HOLDINGS, INC. AND SUBSIDIARIES
Notes to Unaudited Condensed Combined Pro Forma Financial Information

(a)	Represents Par's historical unaudited condensed combined financial statements derived from its quarterly report on Form 10-Q for the period ended June 30, 2016.

(b)
Represents the historical audited and unaudited condensed consolidated financial statements of Wyoming Refining for the year ended December 31, 2015 and the six months ended June 30, 2016 included as Exhibit 99.3 and Exhibit 99.4 to this Form 8-K, respectively.

(c)	Cash and cash equivalents. Represents net cash proceeds and consideration paid associated with the Wyoming Refining acquisition and is comprised of the following (in millions):

$49.9	Proceeds of $52.6 million related to the Bridge Notes net of original issue discount and deferred financing costs of $2.7 million
63.3	Proceeds of $65.0 million related to the Chambers Loan net of original issue discount and deferred financing costs of $1.8 million
(213.4)	Aggregate cash consideration of $213.4 million
(10.0)	Short-term credit support of $10.0 million paid by Par in connection with the assumed debt from the Wyoming Refining acquisition
$(110.2)	Total

(d)	Restricted cash. Represents short-term credit support of $10 million posted by Par in connection with the assumed debt from the Wyoming Refining acquisition.

(e)
Inventories. Represents the adjustment to reflect Wyoming Refining's inventory at its estimated fair value. The fair value of inventory is based on the estimated quantities acquired at closing using estimated market prices.

(f)
Property and equipment, net, Intangible assets, net, and Goodwill. The adjustment to Goodwill of $28.1 million represents the excess of the purchase price paid over the preliminary estimated fair value of the identifiable assets acquired and liabilities assumed. We have not yet completed our analysis of the fair value of Property and equipment, net and Intangible assets, net related to the Wyoming Refining acquisition. The final determination of the purchase price allocation is anticipated to be completed as soon as practicable after the close of the acquisition. The final amounts allocated to Property and equipment, net, Intangible assets, net and other acquired assets and liabilities related to the Wyoming Refining acquisition could differ materially from the amounts presented in these unaudited pro forma consolidated financial statements. A summary of the preliminary estimated fair value of the assets acquired and liabilities assumed as if the acquisition had been completed as of June 30, 2016 is as follows (in thousands):

Fair Value
Cash	$5,354
Trade accounts receivable	28,128
Inventories	27,441
Prepaid and other assets	1,864
Property, plant and equipment	254,600
Goodwill	44,430
Other non-current assets	649
Accounts payable and other current liabilities	(65,379)
Long-term debt	(71,471)
Other non-current liabilities	(12,252)
Total	$213,364

(g)	Notes payable. Represents new debt of $52.6 million related to the Bridge Notes less original issue discount and deferred financing costs of $2.7 million. Certain terms of the Bridge Notes may meet the requirements of a beneficial conversion feature and be required to be accounted for as a component of equity. Furthermore, additional terms of the Bridge Notes may qualify as an embedded derivative and be required to be bifurcated and marked to market each period through earnings. We have not yet completed the accounting analysis or valuation of these items.

(h)
Long-term debt, net of current maturities. Represents adjustments to reflect: (i) new debt of $65.0 million related to the Chambers Loan less original issue discount and deferred financing costs of $1.8 million and (ii) the elimination of Wyoming Refining's deferred financing costs of $0.3 million in connection with the initial purchase price accounting adjustments.

(i)
Other accrued liabilities. Represents the adjustment to reflect Wyoming Refining's defined benefit pension plan assets and obligation at estimated fair value. The fair value projected benefit obligation was measured using a discount rate of 3.8% and a rate of compensation increase of 4.0%. The fair value of plan assets was measured using an expected rate of return of 7.0%.

(j)	Total stockholders’ equity. Represents the elimination of Wyoming Refining's historical stockholder's equity in connection with the application of purchase accounting.

(k)
Revenues and Cost of revenues (excluding depreciation). Represents the reclassification of Wyoming Refining's third-party pipeline costs within Cost of revenues in accordance with Par's policy. Wyoming Refining has historically presented these costs as a reduction of Revenues. Additionally, includes adjustments of $4.8 million and $(158) thousand for the six months ended June 30, 2016 and the year ended December 31, 2015, respectively, to conform Wyoming Refining's inventory accounting policy to Par's accounting policy. Wyoming Refining uses the last-in, first-out ("LIFO") accounting method and Par uses the first-in, first-out ("FIFO") accounting method of accounting for commodity inventories.

(l)
Depreciation, depletion and amortization. Represents an adjustment to increase Wyoming Refining’s historical depreciation expense as a result of the fair value adjustment to Property and equipment, net, using the straight-line method of depreciation and estimated remaining useful life of 20 years.

(m)	Acquisition and integration expense. Represents the removal of acquisition costs that are directly attributable to the Wyoming Refining acquisition.

(n)	Interest expense and financing costs, net. Represents interest expense and amortization of estimated deferred financing costs associated with the following:

▪	$65.0 million Chambers Loan at an interest rate of 10.5%. The Chambers Loan bears interest at a rate equal to the greater of LIBOR or 1.0%, plus an applicable interest margin per annum of 9.5%.

▪
$115 million principal amount of 5% Convertible Senior Notes issued in June 2016. The net proceeds from the sale of the 5.00% Convertible Senior Notes were used to finance a portion of the WRC Acquisition.

(o)	Represents Par's historical audited statement of operations derived from its annual report on Form 10-K for the year ended December 31, 2015.

(p)
We do not believe there will be any income tax impact as a result of the above income statement adjustments as any income tax expense (benefit) will be offset by changes in the valuation allowance associated with our deferred tax asset.

(q)
Represents the estimated incremental shares to be issued upon completion of the Company's Rights Offering and conversion of the Bridge Notes. As discussed above, the Bridge Notes are required to be repaid from proceeds to be received from the Company's Rights Offering. To the extent not repaid, the remaining outstanding balance of the Bridge Notes will be converted to shares of the Company's common stock at a price of $12.25/share.